Exhibit 4.4

JOHN DEERE CAPITAL CORPORATION

AND

THE BANK OF NEW YORK MELLON

Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of April 7, 2017

To Indenture dated as of March 15, 1997

between

JOHN DEERE CAPITAL CORPORATION

and

THE BANK OF NEW YORK MELLON (FORMERLY KNOWN AS THE BANK OF NEW

YORK, SUCCESSOR TRUSTEE TO THE CHASE MANHATTAN BANK)

Trustee

THIRD SUPPLEMENTAL INDENTURE, dated as of April 7, 2017, between JOHN DEERE CAPITAL CORPORATION, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York, successor trustee to The Chase Manhattan Bank), a New York banking corporation, as trustee (the “Trustee”), to the Indenture, dated as of March 15, 1997, between the Company and the Trustee (as supplemented hereby, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, Section 901(5) of the Indenture permits supplements thereto without the consent of Holders of Securities to change any provisions of the Indenture with respect to a series of Securities, where there are no Securities Outstanding which are entitled to the benefit of such provision; and

WHEREAS, as contemplated by Section 301 and 303 of the Indenture, the Company intends to issue from time to time new senior debt securities or new series of senior debt securities, on or after the date hereof, under the Indenture (the “Senior Securities”);

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITHNESSETH:

SECTION 1.      For the purpose of this Third Supplemental Indenture, all terms used herein, unless otherwise defined, shall have the meaning assigned to them in the Indenture, as supplemented hereby.

SECTION 2.      For the sole benefit of the Holders of the Senior Securities issued on or after the date hereof:

SECTION 2.1.   Section 1006 of the Indenture is hereby amended by deleting “and” at the end of paragraph 11, replacing the period at the end of paragraph 12 with “; and” and inserting a new paragraph 13 as follows:

13.  liens provided in connection with borrowing from loan or subsidy programs operated by or on behalf of a national development bank, country, government, government agency, supranational entity or similar agency or entity when the provision of such lien is required by the loan.

SECTION 3.      This Third Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

SECTION 4.      This Third Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 5.      Except as herein amended with respect to the Senior Securities, all applicable terms, conditions and provisions of the Indenture, as supplemented, shall continue in full force and effort and shall remain binding and enforceable in accordance with their respective terms.

SECTION 6.      The Trustee makes no representations as to the validity or sufficiently of this Third Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

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IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed, all as of the day and year first written above.

JOHN DEERE CAPITAL CORPORATION

By:	/s/ Thomas C. Spitzfaden
Name: Thomas C. Spitzfaden
Title: Vice President & Treasurer

THE BANK OF NEW YORK MELLON, as
Trustee

By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President

Third Supplemental Indenture